Exhibit 28 (n)
AMENDED AND RESTATED
PERFORMANCE FUNDS TRUST
Rule 18f-3 Plan
(As amended April 6, 2009)
Rule 18f-3
     Pursuant to Rule 18f-3 (“Rule 18f-3”) of the Investment Company Act of 1940, as amended (the “Act”), Performance Funds Trust (the “Trust”), a registered open-end investment company whose shares are registered on Form N-1A, consisting of the Money Market Fund, The U.S. Treasury Money Market Fund, The Short Term Government Income Fund, The Intermediate Term Government Income Fund, The Mid Cap Growth Fund, The Large Cap Equity Fund, The Leaders Equity Fund and The Performance Advisor Growth Portfolio, Performance Advisor Moderate Portfolio and Performance Advisor Conservative Fund and any future fund or series created by the Trust (collectively, the “Funds”), hereby adopts this plan setting forth the separate arrangements and expense allocations of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees.
Authorized Classes
Class A Shares - (Formerly Consumer Class)
     Class A Shares of all funds except the Money Market and Short Term Government Income Fund are sold subject to an initial sales charge as follows:

5.25%	$0	-	$50,000
4.75%	$50,001	-	$100,000
3.75%	$100,001	-	$250,000
2.75%	$250,001	-	$500,000
1.75%	$500,001	-	$1,000,000
0%	Over		$1,000,000	[1]
Class A Shares of the Short Term Government Income Fund are sold subject to an initial sales charge as follows:

3.00%	$0	-	$50,000
2.50%	$50,001	-	$100,000
2.00%	$100,001	-	$250,000
1.50%	$250,001	-	$500,000
1.00%	$500,001	-	$1,000,000
0%	Over		$1,000,000	[1]
     Class A Shares of the Money Market Fund will charge no initial sales charge.

[1]	A contingent deferred sales charge of up to 1.00% of the purchase price will be assessed on shares redeemed within 12 months of purchase.

     Class A Shares’ sales charge is not applicable to purchases by individuals purchasing shares with the proceeds from shares redeemed from another fund complex or the Funds’ Class C shares within the last 60 days on which an initial or contingent deferred sales charge was paid. Class A Shares purchased with proceeds from shares redeemed from another fund complex will be subject to a 1.00% contingent deferred sales charge if such Class A Shares are redeemed within 18 months of purchase.
     Class A Shares are subject to a distribution fee under the Rule 12b-1 Plan payable at a maximum annual rate of up to 0.35% of the average daily net assets of that Class. Class A Shares are also subject to fees of up to 0.35% (subject to NASD rules) pursuant to a Servicing Organization Agreement.
Class B Shares
     Class B Shares are not subject to an initial sales charge but all Funds except the Short Term Government Income Fund are subject to a contingent deferred sales charge which will be imposed on redemptions as follows:
5% in year 1
4% in year 2
3% in year 3
3% in year 4
2% in year 5
1% in year 6
0% in year 7
     Class B Shares automatically convert to Class A Shares on the first business day of the month following the eighth anniversary of the issuance of such Class B Shares. Class B Shares are also subject to a distribution fee pursuant to Rule 12b-1 payable at the annual rate of up to 1.00% (0.75% of which are distribution fees and 0.25% for servicing fees) of the average daily net assets of the class. Class B Shares are also subject to fees of up to 0.30% (subject to NASD rules) pursuant to a Servicing Organization Agreement.
     Effective February 29, 2008, Class B shares of non Money Market Performance Funds may be exchanged for the Money Market Fund’s Class A shares, without imposition of the applicable contingent deferred sales charge set forth above. However, such shares exchanged for the Money Market Fund’s Class A shares will be subject to the Class B shares’ contingent deferred sales charge if the Class A shares are redeemed within less than 7 years after the original purchase of the shareholder’s Class B shares in accordance with the contingent deferred sales charge schedule set forth above. In addition, during the time that such Class B shares are held in the Money Market Fund’s Class A shares, they will be subject to a 12b-1 distribution and service fee of 0.25% rather than 1.00%. Further, an initial Class B shareholder now residing in the Money Market Fund’s Class A shares will be subject to the Class B shares’ contingent deferred sales charge if they exchange such Money Market Fund Class A shares for Class A shares of another Performance Fund and later redeem said A shares of the non Money Market Performance Fund within less than 7 years after the original purchase of the shareholder’s Class B shares in accordance with the contingent deferred sales charge schedule set forth above. Should an initial Class B shareholder residing in the Money Market Fund’s Class A shares wish to exchange their Class A shares for Class B shares of another Performance Fund, their investment in the new Class B shares would be subject to the 1% 12b-1 distribution and service fee.
Institutional Class Shares
     Institutional Class Shares are available to investors who do not desire enhanced shareholder servicing. Institutional Shares are offered and sold without an initial sales charge or a deferred sales charge and do not impose 12b-1 fees are shareholder servicing fees.
Class C Shares
     Class C Shares are not subject to an initial sales charge but all Funds are subject to a contingent deferred sales charge which will be imposed on redemptions. Class C Shares are subject to a lower contingent deferred sales charge (1.00%) and do not have to be held as long as Class B (one year) to avoid paying a contingent deferred sales charge.
     Class C Shares are also subject to a distribution fee pursuant to Rule 12b-1 payable at the annual rate of up to 1.00% of the average daily net assets of the class. Class C Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Servicing Organization Agreement.
Class Voting Rights and Obligations and Class Expenses
     The Classes of shares issued by any Fund will be identical in all respects except for Class designation, allocation of certain expenses directly related to the distribution or service arrangement, or both, for a Class, and voting rights—each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interest in the same investment fund; therefore each Class is subject to the same investment objectives, policies and limitations.
     Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, that are directly attributable to the kind or degree of services rendered to that Class (“Class Expenses”). Class Expenses, including the management fee or the fee of other service providers, may be waived or reimbursed by the Funds’ investment adviser, underwriter or any other service provider of services to the Funds with respect to each Class of a Fund on a Class by Class basis.
Non-Class Specific Expenses
Non-class specific expenses shall be allocated in accordance with the provisions of Rule 18f-3(c).
Exchanges and Conversion Privileges
     Shareholders who have held all or part of their shares in a Fund’s Class for at least seven days may exchange such Class shares of one Fund for the same Class shares of any of the other portfolios of the Trust which are available for sale in their state. A shareholder who has paid a sales load in connection with the purchase of shares of any of the Funds will be subject only to that portion of the sales load of the Fund into which the shareholder is exchanges which exceeds the sales load originally paid by the shareholder. Notwithstanding the foregoing, effective February 29, 2008, Class B shares of the Money Market Fund will not be available for exchange for Class B shares of non Money Market Performance Funds. Additionally, effective February 29, 2008, Class B shares of the Funds will be eligible for exchange for Class A shares of the Money Market Fund subject to the considerations set forth in the Money Market Fund prospectus. Class B Shares will convert automatically to Class A Shares, without the imposition of any sales load, fee or change.
Redemption Fees
     The Funds may assess for each class a redemption fee of 2% of the redemption amount of shares sold within 30 days of purchase. The redemption fee is paid directly to the Funds and is designed to offset brokerage commissions, market impact and other costs associated with short term trading of Fund shares. For purposes of determining whether the redemption fee applies, the shares that were held the longest will be redeemed first. The redemption fee may not apply in certain circumstances which it is not practicable for the Fund to impose the fee, such as redemptions of share held in certain omnibus accounts or retirement plans that cannot implement the redemption fee to small number of redemptions. Further, the Funds may not apply the redemption fee to certain types of redemptions that do not indicate market timing strategies, such as (1) redemptions of shares through automatic non-discretionary rebalancing programs or systematic withdrawal plans, (2) redemptions requested in connection with the death or disability of shareholder or beneficiary, (3) redemptions initiated by the Funds, such as shares transacted between the Performance Advisor Lifestyle Portfolios and the underlying Performance Funds and (4) shares redeemed which were purchased through reinvestment of dividends or capital gains. Presently, none of the Funds impose a redemption fee.

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